Exhibit 99.1

BeiGene Reports First Quarter 2016 Financial Results

WALTHAM, Mass, May 11, 2016, BeiGene, Ltd. (NASDAQ: BGNE), a clinical-stage biopharmaceutical company focused on developing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today reported business highlights and financial results for the first quarter of 2016.

“We continue to make progress with our four clinical programs,” commented John V. Oyler, Chief Executive Officer of BeiGene. “In addition to our recent update on BGB-283, a RAF dimer inhibitor, and upcoming data on BGB-A317, an anti-PD-1 antibody, we expect to provide clinical updates on each of our assets this year.  With further studies being initiated later this year and more data to be presented, we look forward to carrying the positive momentum from our February initial public offering through the rest of 2016.”

First Quarter 2016 and Recent Business Highlights

Clinical Programs:

BGB-3111, a potent and highly selective small molecule inhibitor of Bruton’s tyrosine kinase (BTK)

•                  Continued enrollment in the multi-indication dose-expansion phase of the BGB-3111 monotherapy trial, which is currently active in Australia, New Zealand, Korea, and the United States.

•                  Continued enrollment to a combination study with the anti-CD20 antibody obinutuzumab in patients with chronic lymphocytic leukemia and other B-cell malignancies.

•                  Received approval of Clinical Trial Application by the Chinese Food and Drug Administration in February 2016, which cleared BGB-3111 for all phases of clinical testing in China.

•                  Presented preclinical data at the 2016 American Association for Cancer Research (AACR) Annual Meeting on the synergy between BGB-3111 and lenalidomide in mantle cell lymphoma models.

BGB-A317, a humanized monoclonal antibody against the immune checkpoint inhibitor PD-1

•                  Completed the enrollment in the dose-escalation phase of the Phase 1 monotherapy trial of BGB-A317 in patients with relapsed or refractory solid tumors in April 2016.

•                  Initiated the multi-indication dose-expansion phase of the Phase 1 monotherapy trial of BGB-A317 in May 2016.

•                  Continued enrollment to the combination study of BGB-A317 and BGB-290, our PARP inhibitor, for the treatment of cancers with mutations in the breast cancer susceptibility gene (BRCA) or deficiencies in homologous recombination or mismatch repair, including ovarian, breast, prostate, colorectal, and pancreatic cancers, as well as platinum-sensitive ovarian cancer.

 •               Presented preclinical data at the 2016 AACR Annual Meeting on the in vitro and xenograft model characterizations of BGB-A317.

BGB-290, a highly potent and selective PARP inhibitor

•                  Continued enrollment to the combination study of BGB-290 and BGB-A317.

•                  US Investigational New Drug Application for BGB-290 became effective in April 2016.

BGB-283, a novel RAF dimer inhibitor that targets both BRAF- and RAS-mutated cancers, partnered with Merck KGaA

•                  Presented initial clinical data from the dose-escalation phase of Phase I trial in patients with BRAF or KRAS/NRAS-mutated cancers at the 2016 AACR Annual Meeting.

•                  Enrolled last patient in the dose-expansion phase of BGB-283 Phase I trial in patients with solid tumors with BRAF mutations and/or aberrations in the MAPK pathway, including thyroid cancer, colorectal cancer, non-small cell lung cancer and other non-V600E BRAF mutated cancers, and KRAS/NRAS mutated endometrial cancer, colorectal cancer, non-small cell lung cancer and other KRAS/NRAS mutated cancer in Australia and New Zealand in April 2016.

•                  Presented preclinical posters at the 2016 AACR Annual Meeting on BGB-283 as a slow-off inhibitor of RAF dimers, and antitumor activity in liver cancer models and three-dimensional colorectal cancer organoid models.

Corporate Development:

•                  Continued to build the senior leadership team with the appointments of Dr. Eric Hedrick as interim Chief Medical Officer and Dr. Ji Li as Executive Vice President, Global Head of Business Development.

Expected Upcoming Milestones

BGB-3111 (BTK Inhibitor)

•                  Initiate combination study with BGB-A317 in the first half of 2016.

•                  Update dose-escalation and dose-expansion data in 2016.

•                  Present data from combination studies at medical conferences in 2017.

•                  Initiate abbreviated dose-escalation trial followed by registration trials in China during 2016.

•                  Initiate global registration program in 2016, pending feedback from regulatory authorities.

BGB-A317 (PD-1 Antibody)

•                  Present dose-escalation data at the 2016 American Society of Clinical Oncology (ASCO) Annual Meeting.

•                  Initiate and expand combination studies in 2016.

•                  Present data from combination studies at a medical conference in 2016 or 2017.

BGB-290 (PARP Inhibitor)

•                  Present updated dose-escalation data at a medical conference in 2016.

•                  Present data from combination study with BGB-A317 at medical conferences in 2016 or 2017.

BGB-283 (RAF Dimer Inhibitor)

•                  Present dose-expansion data at a medical conference in first half of 2017.

First Quarter 2016 Financial Results

Cash, Cash Equivalents, and Short-term Investments were $247.23 million as of March 31, 2016, compared to $100.49 million as of December 31, 2015. The increase reflected net initial public offering (IPO) proceeds received in the first quarter of 2016, partially offset by cash used in operating activities.

The cash used in operations was $19.84 million for the three months ended March 31, 2016, compared to $3.71 million for the three months ended March 31, 2015. The increase was primarily attributable to higher operating expense and a decrease in accounts payable. Capital expenditure was $3.30 million for the three months ended March 31, 2016, compared to $3.23 million for the three months ended March 31, 2015.

In February 2016, BeiGene completed its IPO of 7,590,000 American Depositary Shares (ADSs) at $24.00 per ADS on the NASDAQ stock exchange with $166.20 million in net proceeds. In addition, Merck Sharp & Dohme Research GmBH, an affiliate of Merck & Co., elected to exchange a senior promissory note of approximately $15 million including principal and accrued interest for BeiGene’s ordinary shares at the IPO price.

Revenue for the three months ended March 31, 2016 was $0.68 million, compared to $1.38 million for the three months ended March 31, 2015. The decrease in revenue for the first quarter of 2016 was primarily attributable to revenue that was no longer being recognized for BGB-290 after the repurchase of its ex-China rights from Merck KGaA in October 2015.

Research & Development (R&D) Expenses for the three months ended March 31, 2016 were $17.88 million, compared to $10.06 million for the three months ended March 31, 2015. The increase in R&D expenses was primarily attributable to increased spending on clinical activities for BGB-3111, BGB-A317 and BGB-283. In addition, R&D-associated stock option expenses were $2.30 million for both the three months ended March 31, 2016 and March 31, 2015.

General & Administrative (G&A) Expenses for the three months ended March 31, 2016 were $3.13 million, compared to $1.13 million for the three months ended March 31, 2015. The increase in G&A expenses was primarily attributable to salary, bonus and share-based compensation as a result of increased headcount and professional service fees to support growing operations. In addition, G&A-associated stock option expense was $0.32 million for the three months ended March 31, 2016, compared to $0.02 million for the three months ended March 31, 2015.

Net Loss for the three months ended March 31, 2016 was $22.00 million, compared to $10.21 million for the three months ended March 31, 2015.

Financial Summary

Select Consolidated Balance Sheet Data (U.S. GAAP)

(Amounts in thousands of U.S. Dollars)

	March 31, 2016 (unaudited)	December 31, 2015 (audited)
Cash, cash equivalents, and short-term investments	$247,226	$100,486
Prepaid expenses and other current assets	4,556	5,783
Property and equipment, net	7,702	6,612
Total assets	265,228	116,764

Accounts payable	3,823	8,980
Senior promissory note	—	14,598
Long-term bank loan	6,214	6,188
Total shareholders’ equity (deficit)	$243,099	$(101,765)

Consolidated Statements of Operations (U.S. GAAP)

(Amounts in thousands of U.S. Dollars, except for number of ADSs and per ADS data) (unaudited)

	Three Months Ended March 31,
	2016	2015
Collaboration revenue	$677	$1,379
Operating expenses:
Research and development	(17,877)	(10,059)
General and administrative	(3,134)	(1,132)
Total operating expenses	(21,011)	(11,191)
Loss from operations	(20,334)	(9,812)
Interest income (expense)	290	(150)
Other income (expense)	(1,913)	(250)
Loss before income tax expense	(21,957)	(10,212)
Income tax expense	(44)	—
Net loss	$(22,001)	$(10,212)
Net loss per ADS, basic and diluted	$(0.97)	$(1.22)
Weighted-average number of ADS used in net loss per ADS calculation - basic and diluted	22,618,659	8,345,956

Consolidated Statements of Comprehensive Loss (U.S. GAAP)

(Amounts in thousands of U.S. Dollars) (unaudited)

	Three Months Ended March 31,
	2016	2015
Net loss	$(22,001)	$(10,212)
Other comprehensive income/(loss), net of tax of nil:
Foreign currency translation adjustments	97	(50)
Unrealized holding gain (loss)	461	(55)
Comprehensive loss	$(21,443)	$(10,317)

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 215 scientists, clinicians and staff in China, the United States, Australia and Taiwan, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is working to create combination solutions aimed to have both a meaningful and a lasting impact on cancer patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s financial condition; results of operations and business outlook; the sufficiency of its cash, cash equivalents and short-term investments; momentum of its product pipeline as well as the advancement of, and anticipated development and regulatory milestones and plans related to, BeiGene’s drug candidates and clinical trials, including commencing registration and combination trials and providing data readouts and updates for its clinical candidates.  Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in the BeiGene’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com